EXHIBIT 21 SUBSIDIARIES

                           CANANDAIGUA NATIONAL CORPORATION

          Name of Subsidiary                           State of Incorporation

 The Canandaigua National Bank and Trust Company             New York
 Home Town Funding, Inc. d/b/a CNB Mortgage Company          New York
 Greater Funding of New York d/b/a
   Greater Funding, The Mortgage Company                     New York